Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated 5 May, 2023, with respect to the financial statements of MNG Havayolları ve Taşımacılık Anonim Şirketi, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş.

Ankara, Turkey

5 May 2023